Exhibit 3.14

SATZUNG	ARTICLES OF ASSOCIATION

der	of

CASAR DRAHTSEILWERK SAAR GmbH	CASAR DRAHTSEILWERK SAAR GmbH

(the “Company”)	(the “Company”)

§ 1 Firma der Gesellschaft	§ 1 Corporate Name, Registered Office

Die Firma der Gesellschaft lautet:	The corporate name of the Company is

CASAR Drahtseilwerk Saar GmbH.	CASAR Drahtseilwerk Saar GmbH.

§ 2 Sitz der Gesellschaft Die Gesellschaft hat ihren Sitz in Kirkel-Limbach.	§ 2 Registered Office The Company has its registered office in Kirkel-Limbach.

§ 3 Dauer der Gesellschaft, Geschäftsjahr (1) Die Dauer der Gesellschaft ist unbestimmt.	§ 3 Duration, Business Year (1) The Company is set up for uncertain time.

(2)	Das Geschäftsjahr der Gesellschaft ist das Kalenderjahr. Das erste Geschäftsjahr der Gesellschaft beginnt mit ihrer Eintragung im Handelsregister und endet am darauffolgenden 31. Dezember.	(2)	The business year of the Company is the legal year. The first business year of the Company starts with registration with the Commercial Register and ends at the following 31th of December.

	§ 4 Gegenstand des Unternehmens		§ 4 Object of the Company

(1)	Gegenstand des Unternehmens ist die Herstellung und der Vertrieb von Drahtseilen, Faserseilen, Zubehör und maschinellen Ausrüstungen für die Seilereibranche, das Halten und die Verwaltung des eigenen Vermögens und von Grundstücken.	(1)	Object of the Company is the production and the sale of wire ropes, fiber ropes, material, and machinery equipment for the rope industry, the holding an administration of the own assets of the Company, and of real estate.

(2)	Die Gesellschaft kann alle Geschäfte betreiben und Handlungen vornehmen, die geeignet sind, dem Gesellschaftszweck unmittelbar oder mittelbar zu dienen.	(2)	The Company may conduct any business and measure which directly or indirectly serves the aforesaid object.

(3)	Die Gesellschaft kann Zweigniederlassungen im In- und Ausland errichten und Beteiligungen an anderen Unternehmen im In- und Ausland erwerben, halten und veräußern. Sie kann ihren Betrieb ganz oder teilweise in verbundene Unternehmen ausgliedern. Die Gesellschaft wird nicht auf dem Gebiet der Rechts- oder Steuerberatung tätig und übt keine Tätigkeiten aus, die einer behördlichen Erlaubnis, insbesondere nach dem Gesetz über das Kreditwesen (KWG), bedürfen.	(3)	The Company may establish branches at home and abroad and hold interests in other enterprises at home and abroad. The Company may transfer its business to affiliated companies in whole or in part. The Company does not engage in legal or tax advice and does not carry out any activity requiring a permit from authorities, in particular under the German Banking Act (Gesetz über das Kreditwesen, KWG).

	§ 5 Stammkapital		§ 5 Share Capital

(1)	Die Stammkapital der Gesellschaft beträgt 25.000,00 Euro (in Worten: fünfundzwanzig Tausend Euro).	(1)	The share capital of the Company amounts to Euro 25,000.00 (in words Euro twenty-five thousand).

(2)	Die Stammeinlage ist in voller Höhe einbezahlt.	(2)	The share capital is fully paid in.

(3)	Mehrere voll eingezahlte Geschäftsanteile eines Gesellschafters können zu einem Geschäftsanteil vereinigt werden. Die Vereinigung bedarf eines Beschlusses der Gesellschafterversammlung und der Zustimmung des Inhabers der Geschäftsanteile, die vereinigt werden.	(3)	Several fully paid shares held by the same shareholder may be consolidated into one share. The consolidation requires a resolution of the shareholders’ meeting and the consent of the shareholder whose shares are to be consolidated.

	§ 6 Geschäftsführung		§ 6 Managing Directors

(1)	Die Gesellschaft hat einen oder mehrere Geschäftsführer, die von der Gesellschafterversammlung bestellt und abberufen werden.	(1)	The Company has one or more managing directors who are appointed and dismissed by the shareholders’ meeting.

(2)	Die Geschäftsführer sind verpflichtet, die Geschäfte der Gesellschaft in Übereinstimmung mit dem Gesetz, diesem Gesellschaftsvertrag, einer etwaigen Geschäftsordnung und den Beschlüssen der Gesellschafterversammlung zu führen. Sie haben die Gesellschaft mit der Sorgfalt eines ordentlichen Kaufmanns zu führen.	(2)	The managing directors must conduct the business of the company in accordance with the law, these articles of association, the rules of procedure, if any, and the resolutions of the shareholders’ meeting. They have to run the Company in the ordinary course of business.

(3)	Die Gesellschafterversammlung kann eine Geschäftsordnung für die Geschäftsführung erlassen, die für dort genannte Geschäfte Zustimmungsvorbehalte vorsehen kann. Die Gesellschafterversammlung kann Einwilligungen, welche aufgrund dieses Gesellschaftsvertrages oder der Geschäftsordnung erforderlich sind, auch allgemein, befristet oder unbefristet erteilen, dies auch an einzelne Geschäftsführer. Das Recht der Gesellschafterversammlung zu Weisungen an die Geschäftsführung bleibt unberührt.	(3)	The shareholders’ meeting may adopt rules of procedure for the management board which can provide for a reservation of consent for business matters stipulated therein. The shareholders’ meeting may grant approvals required pursuant to these articles of association or the rules of procedure in general or for a limited or unlimited term, to all or certain managing directors. The right of the shareholders’ meeting to issue instructions to the managing directors remains unaffected.

	§ 7 Vertretung		§ 7 Representation

(1)	Ist nur ein Geschäftsführer bestellt, so vertritt dieser die Gesellschaft allein. Sind mehrere Geschäftsführer bestellt, so wird die Gesellschaft gemeinschaftlich durch zwei Geschäftsführer oder durch einen Geschäftsführer in Gemeinschaft mit einen Prokuristen vertreten.	(1)	If only one managing director is appointed, the company is represented by him alone. If several managing directors are appointed, the company is represented jointly by two managing directors or jointly by one managing director and one authorized representative (Prokurist).

(2)	Die Gesellschafterversammlung kann einem oder mehreren oder allen Geschäftsführern Einzelvertretungsmacht erteilen.	(2)	The shareholders’ meeting may authorize one or certain managing directors to represent the Company individually.

(3)	Die Gesellschafterversammlung kann einen oder mehrere oder alle Geschäftsführer ganz oder teilweise von den Beschränkungen des § 181 BGB befreien.	(3)	The shareholders’ meeting may release one or certain managing directors from the restrictions set forth in Sec. 181 German Civil Code (BGB).

	§ 8 Gesellschafterversammlung		§ 8 Shareholders’ Meeting
(1)	Die Beschlüsse der Gesellschafter werden in oder außerhalb ihrer Versammlungen gefasst.	(1)	The resolutions of the shareholders are passed in or outside meetings.

(2)	Sofern dieser Gesellschaftsvertrag oder das Gesetz keine abweichenden Mehrheiten zwingend vorsehen, sind Gesellschafterbeschlüsse mit der einfachen Mehrheit der abgegebenen Stimmen zu fassen.	(2)	Unless these articles of association or mandatory statutory law provide for a qualified majority, shareholders’ resolutions are adopted by simple majority of the votes cast.

(3)	Die Gesellschafter sind auch in eigenen Angelegenheiten stimmberechtigt, soweit sie nicht zwingend gemäß § 47 Abs. 4 GmbHG von der Mitwirkung bei Beschlussfassungen ausgeschlossen sind.	(3)	The shareholders are entitled to vote also in their own affairs, unless they are excluded by mandatory law pursuant to Sec. 47 para. 4 German Limited Liability Companies Act (GmbHG).

	§ 9 Wettbewerbsverbot		§ 9 Non-competition
Die Gesellschafter sind von jedwedem Wettbewerbsverbot befreit und schulden hierfür keine Vergütung.		The shareholders are released of the legal duty not to compete with the Company. They owe no compensation.

	§ 10 Gründungskosten		§ 10 Expenses for Formation
Die Gesellschaft trägt den ihr oder ihrem Gründer sowohl bei der rechtlichen Gründung und einer wirtschaftlichen Neugründung entstehenden Gründungsaufwand (Rechtsanwalts-, Notar- und Gerichtskosten und Bankgebühren) bis zu EUR 2.500,00.		The Company bears the expenses of the legal and economic formation (lawyer’s fees, notary’s fees, fees of registration and banking fees) up to the amount of EUR 2,500.00.

§ 11 Bekanntmachungen Die Bekanntmachungen der Gesellschaft erfolgen nur im elektronischen Bundesanzeiger.	§ 11 Announcements Announcements of the Company are published in the Electronic Federal Gazette (Bundesanzeiger).

§ 12 Sprachliche Fassung Die deutsche Fassung dieses Gesellschaftsvertrages ist allein maßgeblich; die englische Fassung ist lediglich als Übersetzungshilfe beigefügt.	§ 12 Applicable Version Only the German version of these articles of association shall be binding; the English version has been added for convenience only.

§ 13

Salvatorische Klausel

Sollten Bestimmungen dieser Satzung ganz oder teilweise unwirksam oder undurchführbar sein oder werden, so bleibt die Gültigkeit der übrigen Bestimmungen hiervon unberührt. Das gleiche gilt, falls sich herausstellt, dass die Satzung eine Regelungslücke enthält. Anstelle der unwirksamen Bestimmungen ist eine wirksame Bestimmung zu vereinbaren, die dem von den Gesellschaftern Gewollten am nächsten kommt; gleiches gilt im Fall einer Lücke.

§ 13

Severability

If a provision of these articles of association should be or become ineffective or impracticable, the remaining provisions shall stay effective. The same applies to eventual gaps of these articles of association. All parties shall be bound to replace the ineffective or impracticable provision by such an effective one, by which the economic purpose intended with the ineffective or impracticable provision can be reached as far as possible in a permitted way.

***	***